Exhibit 10.17

February 7, 2012

Kelly Connery

6616 Village Springs Dr.

Plano, TX 75024

RE: Offer of Employment

Dear Kelly:

On behalf of Bazaarvoice, Inc. (the “Company”), I am pleased to invite you to join the Company as GM – Brands reporting to Heather Brunner, COO. In this position, you will be expected to devote your full business time, attention and energies to the performance of your duties with the Company. If you accept our offer of employment by complying with the instructions set forth in the last paragraph of this offer, your first day of employment will be on or before February 21, 2012. The terms of this offer of employment are as follows:

1. At-Will Employment. You should be aware that your employment with the Company is for no specified period and constitutes “at-will” employment. As a result, you are free to terminate your employment at any time, for any reason or for no reason. Similarly, the Company is free to terminate your employment at any time, for any reason or for no reason.

2. Compensation. The Company will pay you a base salary at a rate of $20,833.34 per month (annualized to $250,000.00 per year) in accordance with the Company’s standard payroll policies, including compliance with applicable withholding requirements. In addition to your base salary, you will be eligible to participate in an annual General Manager Bonus plan (as defined in Exhibit A attached hereto) adopted each fiscal year that sets your target bonus amount to be paid upon achievement of defined goals for the company and you. In your initial year of employment, your targeted annual bonus will be $150,000.00 at 100% achievement, pro-rated from your date of hire. The first and last payment by the Company to you will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period. In future fiscal years, the Company will evaluate all elements of the General Manager Bonus plan: defined goals, payment constructs and payment timing in alignment with you.

Connery, Kelly

3. Relocation/Temporary Living Expenses: The Company will reimburse you for up to a maximum of $20,000.00 of actual moving expenses upon submission of receipts to NEI Global Relocation, our relocation provider. You will also be reimbursed for travel and entertainment expenses for up to ninety (90) days to help in your family’s relocation, inclusive of up to three months of temporary housing and meals. All expenses will be reimbursed upon submission of actual receipts. Actual moving expenses exceeding $20,000.00 will require COO approval.

In the event that your home in Plano, Texas does not sell after your relocation to Austin, Texas, the Company will pay you up to a maximum of $4,500.00 of housing related expenses for a time period of up to six (6) months.

If you should voluntarily leave the Company within one year of your start date, a pro-rated amount of reimbursed expenses will be due and payable to the Company.

Please be aware that many of the items reimbursed could be considered taxable income by the IRS. The total sum of these items subject to taxation will be determined by the Global Payroll Manager and recorded on your paycheck as taxable income.

4. Stock Ownership. Subject to approval by the Company’s Board of Directors, you will be granted an option under the Company’s 2005 Stock Plan to purchase 350,000 shares of the Company’s common stock at a price per share equal to the fair market value of the common stock on the date upon which the Board of Directors approves the option grant. We will recommend that the Company’s Board of Directors set your vesting schedule with respect to such option as follows: One-fourth ( 1⁄4th) of the shares subject to the option will vest on the first anniversary of your employment with the Company and an additional one forty-eighth (1/48th) of the total number of such shares will vest each month thereafter, subject to your continued employment with the Company on any such date. In the event of your Termination Upon Change of Control (as defined in Exhibit B attached hereto), fifty (50%) percent of your unvested options shall immediately vest.

5. Benefits. During the term of your employment, you will be entitled to the Company’s standard vacation and benefits covering employees at your level, as such may be in effect from time to time.

Connery, Kelly

6. Immigration Laws. For purposes of federal immigration laws, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided within three business days of the effective date of your employment, or your employment relationship with the Company may be terminated.

7. Prior Employment Relationships; Conflicting Obligations. If you have not already done so, we request that you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

8. Employee Proprietary Information Agreement. As a condition of this offer of employment, you will be required on your first day of employment to complete and sign the Company’s standard form of Employee Proprietary Information Agreement (the “EPIA”) attached hereto as Exhibit C.

9. General. This offer letter, the EPIA and the Stock Option Agreement covering the shares described in paragraph 3, when signed by you, set forth the terms of your employment with the Company and supersede any and all prior representations and agreements, whether written or oral. In the event of a conflict between the terms and provisions of this offer letter, on the one hand, and the EPIA and the Stock Option Agreement, on the other hand, the terms and provisions of the EPIA and the Stock Option Agreement will control. Any amendment of this offer letter or any waiver of a right under this offer letter must be in a writing signed by you and an officer of the Company. This offer letter will be governed by Texas law without giving effect to its conflict of law principles.

10. Background Check; Contingencies. This offer of employment is contingent upon the satisfactory completion of background screens to be performed by the Company and/or independent contractors of the Company. If such checks fail to satisfy the Company’s requirements for employees at your level, this offer of employment shall be rescinded.

Connery, Kelly

We look forward to you joining the Company. If the foregoing terms are agreeable, please indicate your acceptance by signing this offer letter in the space provided below and returning it to me not later than February 10, 2012.

Sincerely,

BAZAARVOICE, INC.

By:
Kathy Smith-Willman,
Director – People Operations

Agreed and Accepted:

Signature:	/s/ Kelly Connery

Date:	2-9-12

Connery, Kelly

EXHIBIT A

GENERAL MANAGER BONUS PLAN

Connery, Kelly

EXHIBIT B

CHANGE OF CONTROL

Connery, Kelly

EXHIBIT C

EMPLOYEE PROPRIETARY INFORMATION AGREEMENT

Connery, Kelly